EXHIBIT 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

FIFTH THIRD BANCORP,

FIFTH THIRD FINANCIAL CORPORATION

and

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

Dated as of September 22, 2004

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 22, 2004 (this “Agreement”), by and among FIRST NATIONAL BANKSHARES OF FLORIDA, INC., a Florida corporation (“First National Bankshares”), FIFTH THIRD BANCORP, an Ohio corporation (“Fifth Third”) and FIFTH THIRD FINANCIAL CORPORATION, an Ohio corporation, a wholly owned subsidiary of Fifth Third (“Fifth Third Financial”).

RECITALS:

WHEREAS, Fifth Third and First National Bankshares entered into an Agreement and Plan of Merger, dated as of August 1, 2004 (the “Original Merger Agreement”), and now desire to amend and restate the Original Merger Agreement to provide for the merger of First National Bankshares with and into Fifth Third Financial (the “Merger”), in accordance with Sections 1.1(b) and 8.3 of the Original Merger Agreement (it being understood that all references herein to “the date hereof” or “the date of this Agreement” refer to August 1, 2004, and all references to “the date of this Amended and Restated Agreement and Plan of Merger” refer to September 22, 2004);

WHEREAS, First National Bankshares, prior to January 1, 2004, was a member of an Affiliated Group (as defined herein), of which F.N.B. Corporation (“FNB”), a Florida corporation, was the common parent and on January 1, 2004, the Common Stock of First National Bankshares was distributed to the shareholders of FNB in a transaction that was tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, First National Bankshares is a party to an Agreement and Plan of Merger dated as of March 19, 2004 and amended as of August 12, 2004, by and between First National Bankshares and Southern Community Bancorp (“Southern Community”) providing for, among other things, the tax-free merger (the “Southern Community Merger”) of Southern Community with and into First National Bankshares (the “Southern Community Merger Agreement”) as completed on September 3, 2004; and

WHEREAS, First National Bankshares is a party to an Amended and Restated Agreement and Plan of Merger dated as of September 10, 2004, by and among First National Bankshares, First National Bank of Florida and First Bradenton Bank (“First Bradenton”) providing for, among other things, the tax-free merger (the “First Bradenton Merger”) of First Bradenton with and into First National Bank of Florida (the “First Bradenton Merger Agreement”); and

WHEREAS, First National Bankshares completed the Southern Community Merger on September 3, 2004 and desires to complete the First Bradenton Merger and the Merger with Fifth Third Financial, and Fifth Third desires to permit the completion of the First Bradenton Merger and to have Fifth Third Financial merge with First National Bankshares in the manner provided in this Agreement; and

WHEREAS, the Boards of Directors of Fifth Third, Fifth Third Financial and First National Bankshares have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Ohio (the “OGCL”) and the Business Corporation Act of the State of Florida (the “FBCA”), at the Effective Time (as defined below), First National Bankshares shall merge with and into Fifth Third Financial. Fifth Third Financial (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of First National Bankshares shall terminate.

(b) Fifth Third may at any time change the method of effecting the combination with First National Bankshares including without limitation the provisions of this Article I, if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of First National Bankshares with and into a wholly-owned subsidiary of Fifth Third or the merger of a wholly-owned subsidiary of Fifth Third with and into First National Bankshares; provided, however, that no such change shall (i) alter or change the amount or type of Merger Consideration (as defined below) to be provided to holders of First National Bankshares Common Stock (as defined below) as provided for in this Agreement, (ii) cause the combination to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or adversely affect the tax treatment of holders of First National Bankshares Common Stock as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. First National Bankshares shall, if requested by Fifth Third, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect any such change.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of Florida (the “Florida Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger and the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the OGCL and the FBCA.

1.4 Conversion of First National Bankshares Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of First National Bankshares, Fifth Third, Fifth Third Financial or the holder of any of the securities of either First National Bankshares or Fifth Third:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of First National Bankshares (the “First National Bankshares Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of First National Bankshares Common Stock owned by First National Bankshares or Fifth Third (other than shares of First National Bankshares Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares held by First National Bankshares or Fifth Third, as the case may be, being referred to herein as “Trust Account Shares”) or shares of First National Bankshares Common Stock held on account of a debt previously contracted (“DPC Shares”)) shall be converted into the right to receive .5065 of a share (the “Exchange Ratio”) of the common stock, no par value per share, of Fifth Third (the “Fifth Third Common Stock”) (the “Merger Consideration”).

(b) All of the shares of First National Bankshares Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of First National Bankshares Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Fifth Third Common Stock, and (ii) cash in lieu of fractional shares, into which the shares of First National Bankshares Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of First National Bankshares Common Stock shall be exchanged for certificates representing whole shares of Fifth Third Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Fifth Third Common Stock or First National Bankshares Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of First National Bankshares Capital Stock (as defined below) that are owned by First National Bankshares or Fifth Third (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

(d) Each share of Common Stock, par value $1.00 per share, of Fifth Third Financial (“Fifth Third Financial Common Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger.

1.5 Fifth Third Capital Stock. At and after the Effective Time, each share of Fifth Third Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Options and Other Stock-Based Awards.

(a) Effective as of the Effective Time, each then outstanding option to purchase shares of First National Bankshares Common Stock (each a “First National Bankshares Stock Option”) granted pursuant to the equity-based compensation plans identified in Section 4.11 of the First National Bankshares Disclosure Schedule (the “First National Bankshares Stock Plans”) to any current or former employee or director of, or consultant to, First National Bankshares or any of its Subsidiaries shall be assumed by Fifth Third and shall be converted automatically into an option to purchase a number of shares of Fifth Third Common Stock (rounded to the nearest whole share) (an “Assumed Stock Option”) at an exercise price determined as provided below (and otherwise subject to the terms of the First National Bankshares Stock Plans and the agreements evidencing grants thereunder):

(i) The number of shares of Fifth Third Common Stock to be subject to the Assumed Stock Option shall be equal to the product of the number of shares of First National Bankshares Common Stock subject to the First National Bankshares Stock Option and Exchange Ratio, provided that any fractional shares of Fifth Third Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii) The exercise price per share of Fifth Third Common Stock under the Assumed Stock Option shall be equal to the exercise price per share of First National Bankshares Common Stock under the First National Bankshares Stock Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

In the case of any First National Bankshares Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding First National Bankshares Stock Options immediately prior to the Effective Time (but taking into account any non-discretionary changes thereto provided for in the First National Bankshares Stock Plans or other First National Bankshares Benefit Plan (defined below) or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to First National Bankshares shall be deemed to be references to Fifth Third.

(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of First National Bankshares Common Stock or benefits measured by the value of a number of shares of First National Bankshares Common Stock, and each award of any kind consisting of shares of First National Bankshares Common Stock, granted under the First National Bankshares Stock Plans or any other First National Bankshares Benefit Plan (including restricted stock, restricted stock units, performance stock units, deferred stock units, phantom stock and dividend equivalents), other than First National Bankshares Stock Options (each, a “First National Bankshares Stock-Based Award”), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, shall cease to represent a right or award with respect to shares of First National Bankshares Common Stock and shall be converted, at the Effective Time, into a right or award with respect to shares of Fifth Third Common Stock (an “Assumed Stock-Based Award”), on the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the First National Bankshares Stock-Based Awards (but taking into account any non-discretionary changes thereto provided for in the First National Bankshares Stock Plans or other First National Bankshares Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of shares of Fifth Third Common Stock subject to each such Assumed Stock-Based Award shall be equal to the number of shares of First National Bankshares Common Stock subject to the First National Bankshares Stock-Based Award, multiplied by the Exchange Ratio (rounded to the nearest whole share of Fifth Third Common Stock). All dividend equivalents credited to the account of each holder of a First National Bankshares Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) Fifth Third represents and warrants that it has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Fifth Third Common Stock upon the exercise of the Assumed Stock Options. On or as soon as practicable following the Closing Date, Fifth Third shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act (defined below) with respect to the issuance of the shares of Fifth Third Common Stock subject to the Assumed Stock Options and the Assumed Stock-Based Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

(d) First National Bankshares represents and warrants that it has taken such action as is necessary to amend the First National Bankshares Dividend Reinvestment Plan (the “First National Bankshares DRIP”) to eliminate or suspend, pending the consummation of the Merger, the right of any participant to make a new election, or increase an existing election, to purchase additional shares of First National Bankshares Common Stock under the First National Bankshares DRIP other than upon a dividend reinvestment; provided, however, that those participants who made such an election prior to August 1, 2004 shall be permitted to purchase additional shares of First National Bankshares Common Stock under the First National Bankshares DRIP pursuant to such existing election. Prior to the Effective Time and within five (5) business days of the anticipated Effective Time, First National Bankshares will take such action as is necessary to provide no additional shares of First National Bankshares Common Stock will be purchased under the First National Bankshares DRIP. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, First National Bankshares shall terminate the First National Bankshares DRIP.

1.7 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Fifth Third Financial (the “Fifth Third Financial Articles”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Code of Regulations. Subject to the terms and conditions of this Agreement, at the Effective Time, the Code of Regulations of Fifth Third Financial shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization,” within the meaning of Treasury Regulation Section 1.368-2(g) as defined in Section 368 of the Code, for the purposes of Sections 354 and 361 of the Code.

1.10 Headquarters of Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of Fifth Third as of the date of this Agreement.

1.11 Board of Directors. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Fifth Third Financial.

ARTICLE II. DELIVERY OF MERGER CONSIDERATION

2.1 Deposit of Merger Consideration. At or prior to the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with Computershare Trust Company of New York, or a bank or trust company reasonably acceptable to Fifth Third (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Fifth Third Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Fifth Third Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4 and Section 2.2(e) in exchange for outstanding shares of First National Bankshares Common Stock.

2.2 Delivery of Merger Consideration.

(a) As soon as practicable, but in no event later than fifteen business days, after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Fifth Third Common Stock and any cash in lieu of fractional shares into which the shares of First National Bankshares Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Fifth Third Common Stock to which such holder of First National Bankshares Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the sum of the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Fifth Third Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Fifth Third Common Stock represented by such Certificate.

(c) If any certificate representing shares of Fifth Third Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Fifth Third Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of First National Bankshares of the shares of First National Bankshares Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Fifth Third Common Stock and Cash Consideration as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former shareholder of First National Bankshares who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Fifth Third Common Stock on the securities market or stock exchange in which the Fifth Third Common Stock principally trades, as reported by The Wall Street Journal for the ten consecutive trading days ending on the fifth trading day immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Fifth Third Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of First National Bankshares as of the first anniversary of the Effective Time shall be paid to Fifth Third. Any former shareholders of First National Bankshares who have not theretofore complied with this Article II shall thereafter look only to Fifth Third for payment of the shares of Fifth Third Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each share of First National Bankshares Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First National Bankshares, Fifth Third, the Exchange Agent or any other person shall be liable to any former holder of shares of First National Bankshares Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Fifth Third, the posting by such person of a bond in such amount as Fifth Third may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Fifth Third Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD AND

FIFTH THIRD FINANCIAL

Except as otherwise disclosed in (a) the Fifth Third Reports (as defined below) filed prior to the date hereof or (b) the disclosure schedule (the “Fifth Third Disclosure Schedule”) delivered by Fifth Third to First National Bankshares prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of Fifth Third’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined below) on Fifth Third and (iii) items shall be disclosed on such schedule under enumerated portions of such schedule corresponding to the section of this Agreement to which such disclosure relates (provided that disclosure under any enumerated portion of such schedule shall be deemed to apply to any other section of this Agreement to which it is readily apparent from the face of such disclosure that such disclosure applies), Fifth Third and Fifth Third Financial jointly and severally hereby represent and warrant to First National Bankshares as follows:

3.1 Corporate Organization.

(a) Each of Fifth Third and Fifth Third Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Fifth Third and Fifth Third Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third or Fifth Third Financial. As used in this Agreement, the term “Material Adverse Effect” means, with respect to First National Bankshares, Fifth Third or the Surviving Corporation, as the case may be, a material adverse effect, when considered individually or in the aggregate, on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Fifth Third or First National Bankshares or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined below), (F) actions or omissions of Fifth Third or First National Bankshares taken with the prior written consent of the other or required hereunder, (G) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, constitute a Material Adverse Effect.

(b) Fifth Third is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. True and complete copies of the Fifth Third Articles and Code of Regulations of Fifth Third, as in effect as of the date of this Agreement, have previously been made available by Fifth Third to First National Bankshares. True and complete copies of the Fifth Third Financial Articles and Code of Regulations of Fifth Third Financial, as in effect as of the date of this Amended and Restated Agreement and Plan of Merger, have previously been made available by Fifth Third to First National Bankshares.

(c) Each Fifth Third Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Fifth Third and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on Fifth Third. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is or should be consolidated with such party for financial reporting purposes under GAAP (as defined below).

3.2 Capitalization.

(a) The authorized capital stock of Fifth Third consists of one billion three hundred million (1,300,000,000) shares of Fifth Third Common Stock, of which, as of June 30, 2004, 560,804,042 shares were issued and outstanding, and five hundred thousand (500,000) shares of preferred stock, no par value per share (the “Fifth Third Preferred Stock” and, together with the Fifth Third Common Stock, the “Fifth Third Capital Stock”), of which, as of June 30, 2004, (i) 7,250 shares were authorized and 7,250 shares were issued and outstanding as Fifth Third Series D Preferred Stock, and (ii) 2,000 shares were authorized and 2,000 shares were issued and outstanding as Fifth Third Series E Preferred Stock. As of June 30, 2004, no more than 22,647,649 shares of Fifth Third Common Stock were held in Fifth Third’s treasury. As of the date hereof, no shares of Fifth Third Capital Stock were reserved for issuance except for shares of Fifth Third Common Stock reserved for issuance pursuant to the equity-based compensation plans of Fifth Third (the “Fifth Third Stock Plans”). All of the issued and outstanding shares of Fifth Third Capital Stock have been, and the shares of Fifth Third Common Stock to be issued pursuant to this Agreement upon issuance will be, duly authorized and validly issued, and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) The authorized capital stock of Fifth Third Financial consists of 800 shares of Fifth Third Financial common stock, of which, as of the date of this Amended and Restated Agreement and Plan of Merger, 100 shares were issued and outstanding and all such 100 shares were beneficially owned by Fifth Third.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Fifth Third are issued or outstanding.

(d) Except for (i) this Agreement, (ii) the rights under the Fifth Third Stock Plans, and (iii) the terms of the Fifth Third Preferred Stock, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which Fifth Third or any Subsidiary is a party or by which it or any such Subsidiary is bound obligating Fifth Third or any Subsidiary of Fifth Third to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Fifth Third Capital Stock or any Voting Debt or stock appreciation rights of Fifth Third or of any Subsidiary or obligating Fifth Third or any Subsidiary of Fifth Third, to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(e) Fifth Third owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fifth Third Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55 or similar state laws) and free of preemptive rights.

3.3 Authority; No Violation.

(a) Each of Fifth Third and Fifth Third Financial has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Fifth Third and Fifth Third Financial. No other corporate proceedings on the part of Fifth Third or Fifth Third Financial, including approval of the shareholders of Fifth Third, are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fifth Third and Fifth Third Financial and (assuming due authorization, execution and delivery by First National Bankshares) constitutes valid and binding obligations of Fifth Third and Fifth Third Financial, enforceable against Fifth Third and Fifth Third Financial in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery by Fifth Third or Fifth Third Financial of this Agreement nor the consummation by Fifth Third or Fifth Third Financial of the transactions contemplated hereby, nor compliance by Fifth Third or Fifth Third Financial with any of the terms or provisions hereof, will (i) violate any provision of the Fifth Third Articles or Code of Regulations, or the Fifth Third Financial Articles or Code of Regulations or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fifth Third, or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third, any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Fifth Third or Fifth Third Financial.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign agencies or regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement/Prospectus in definitive form relating to the meeting of First National Bankshares’ shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement/Prospectus”), and of the registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and the filing of Articles of Merger with the Florida Secretary pursuant to the FBCA, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of The New York Stock Exchange, Inc. (“NYSE”) or The Nasdaq Stock Market, Inc., or which are required under insurance, consumer finance, mortgage banking and other similar laws and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or any other third party, are necessary in connection with the consummation by Fifth Third or Fifth Third Financial of the Merger and the other transactions contemplated hereby.

3.5 Reports. Fifth Third and each of its Subsidiaries have timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each, a “State Regulator”), (iv) the Office of the Comptroller of the Currency (the “OCC”), (v) the SEC, (vi) any SRO and/or (vii) the Office of Thrift Supervision (the “OTS”) (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2001, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Fifth Third. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Fifth Third and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated any proceeding or, to the best knowledge of Fifth Third, investigation into the business or operations of Fifth Third or any of its Subsidiaries since January 1, 2001, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third. There is no unresolved notice of violation, criticism, or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of Fifth Third or any of its Subsidiaries which, in the reasonable judgment of Fifth Third, is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Fifth Third.

3.6 Financial Statements. Fifth Third has previously made available to First National Bankshares true and correct copies of (i) the consolidated balance sheets of Fifth Third and its Subsidiaries as of December 31, 2001, 2002 and 2003 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2001 through 2003, inclusive as reported in Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “Fifth Third 10-K”) and as updated on Form 8-K filed April 14, 2004 to reflect Fifth Third’s adoption on a retroactive basis of the fair value provisions of SFAS No. 123 “Accounting for Stock Based Compensation,” filed with the SEC under the Exchange Act and accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Fifth Third, and (ii) the unaudited consolidated balance sheet of Fifth Third and its Subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three-month periods then ended, as reported in Fifth Third’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the “Fifth Third 10-Q”). The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal recurring adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7 Broker’s Fees. Neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2003, no event or events have occurred that have had, or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(b) Since December 31, 2003, through and including the date of this Agreement, Fifth Third and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither Fifth Third nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Fifth Third’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Fifth Third, any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries that has had, or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third or the Surviving Corporation.

3.10 Taxes and Tax Returns.

(a) Each of Fifth Third and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Fifth Third or any of its Subsidiaries for which Fifth Third does not have reserves that are adequate under GAAP. Neither Fifth Third nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Fifth Third and its Subsidiaries). Within the past five years, neither Fifth Third nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11 SEC Reports. Fifth Third has previously made available to First National Bankshares an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by Fifth Third with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date hereof and (b) communication mailed by Fifth Third to its shareholders since January 1, 2001. Fifth Third has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2001 (the “Fifth Third Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Fifth Third Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fifth Third Reports, and none of the Fifth Third Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Fifth Third is in compliance with the provisions currently in effect of the Sarbanes-Oxley Act of 2002, and the certifications provided pursuant to Sections 302 and 906 thereof are accurate.

3.12 Compliance with Applicable Law.

(a) Fifth Third and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or SRO relating to Fifth Third or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third.

(b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, Fifth Third and each Fifth Third Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.

(c) Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect on Fifth Third, each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, agreement, program or arrangement maintained, or contributed to, for the benefit of current or former directors or employees of Fifth Third and its Subsidiaries or with respect to which Fifth Third or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees (the “Fifth Third Benefit Plan”) has been operated and administered in all material respects in compliance with the Employee Retirement Income Security Act of 1974, as amended, the Code and other applicable laws. No Fifth Third Benefit Plan is a “multiemployer pension plan” (as defined in Section 3(37) of ERISA). No proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any Fifth Third Benefit Plan and no “reportable event” (as defined in Section 4043(c) of ERISA) has occurred with respect to a Fifth Third Benefit Plan.

3.13 Agreements with Regulatory Agencies. Neither Fifth Third nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2001, a recipient of any supervisory letter from, or since January 1, 2001, has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement, or that in any material manner relates to its capital adequacy, its credit or risk management policies, its management or its business (each, whether or not set forth in the Fifth Third Disclosure Schedule, a “Fifth Third Regulatory Agreement”), nor has Fifth Third or any of its Subsidiaries been advised since January 1, 2001, by any Regulatory Agency or other Governmental Entity, that it is considering issuing or requesting any such Fifth Third Regulatory Agreement.

3.14 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, the “Fifth Third Interest Rate Management Instruments”), whether entered into for the account of Fifth Third or for the account of a customer of Fifth Third or one of its Subsidiaries, were entered into in the ordinary course of business and, to Fifth Third’s knowledge, (i) in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of Fifth Third or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies),and (iii) are in full force and effect. Fifth Third and each of its Subsidiaries have duly performed in all material respects all of their material obligations under the Fifth Third Interest Rate Management Instruments to the extent that such obligations to perform have accrued, and to Fifth Third’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Fifth Third included in the Fifth Third Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2004, neither Fifth Third nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Fifth Third.

3.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Fifth Third or any Fifth Third Subsidiary any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation, ordinance, code, order, decree or other law (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the knowledge of Fifth Third, threatened against Fifth Third or any Fifth Third Subsidiary, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third. To the knowledge of Fifth Third, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Fifth Third. Neither Fifth Third nor any Fifth Third Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. To the best knowledge of Fifth Third, there are and have been no conditions at any property owned, operated or otherwise used by, or the subject of a security interest on behalf of, Fifth Third or any Fifth Third Subsidiary, and there are no events, conditions, circumstances, practices, plans or legal requirements that could give rise to obligations or liabilities of Fifth Third or any Fifth Third Subsidiary under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect on Fifth Third.

3.17 Reorganization. As of the date of this Agreement, Fifth Third is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.18 Information Supplied. None of the information supplied or to be supplied by Fifth Third for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Fifth Third with respect to statements made or incorporated by reference therein based on information supplied by First National Bankshares for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.19 Internal Controls. The records, systems, controls, data and information of Fifth Third and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fifth Third or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Fifth Third Reports filed with the SEC prior to the date hereof, Fifth Third and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Fifth Third (i) has designed disclosure controls and procedures to ensure that material information relating to Fifth Third, including its consolidated Subsidiaries, is made known to the management of Fifth Third by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Fifth Third’s auditors and the audit committee of Fifth Third’s Board of Directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Fifth Third’s ability to record, process, summarize and report financial data and have identified for Fifth Third’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Fifth Third’s internal controls. Fifth Third has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

3.20 Loan Losses. Since March 31, 2004, none of the bank Subsidiaries of Fifth Third (the “Fifth Third Bank Subsidiaries”) has incurred any unusual or extraordinary loan losses which are material to Fifth Third and the Fifth Third Subsidiaries on a consolidated basis; to the best knowledge of Fifth Third and in light of each of the Fifth Third Bank Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FIRST NATIONAL BANKSHARES

Except as otherwise disclosed in (a) the First National Bankshares Reports (as defined below) filed prior to the date hereof or (b) the disclosure schedule (the “First National Bankshares Disclosure Schedule”) delivered by First National Bankshares to Fifth Third prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of First National Bankshares’ covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on First National Bankshares and (iii) items shall be disclosed on such schedule under enumerated portions of such schedule corresponding to the section of this Agreement to which such disclosure relates (provided that disclosure under any enumerated portion of such schedule shall be deemed to apply to any other section of this

Agreement to which it is readily apparent from the face of such disclosure that such disclosure applies), First National Bankshares hereby represents and warrants to Fifth Third as follows (it being understood that the representations, warranties and disclosures described herein shall apply to both First National Bankshares as it stands before the Southern Community Merger and the First Bradenton Merger, as well as to the combined entities after such mergers):

4.1 Corporate Organization.

(a) First National Bankshares is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. First National Bankshares has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares.

(b) First National Bankshares is a bank holding company registered under the BHC Act. True and complete copies of the Articles of Incorporation (the “First National Bankshares Charter”), and Bylaws of First National Bankshares, as in effect as of the date of this Agreement, have previously been made available by First National Bankshares to Fifth Third. First National Bankshares has been certified as a “financial holding company” (an “FHC”) within the meaning of Section 2(p) of the BHC Act, and remains a certified FHC on the date hereof.

(c) Each First National Bankshares Subsidiary is listed in Section 4.1(c) of the First National Bankshares Disclosure Schedule and: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on First National Bankshares, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on First National Bankshares.

4.2 Capitalization.

(a) The authorized capital stock of First National Bankshares consists of five hundred million (500,000,000) shares of First National Bankshares Common Stock, of which, as of June 30, 2004, 47,515,420 shares were issued and outstanding, and twenty million (20,000,000) shares of preferred stock, $0.01 par value per share (the “First National Bankshares Preferred Stock” and, together with the First National Bankshares Common Stock, the “First National Bankshares Capital Stock”), of which, as of July 31, 2004, no shares were issued and outstanding. As of June 30, 2004, no more than 365,000 shares of First National Bankshares Common Stock were held in First National Bankshares’ treasury. As of the date hereof, no shares of First National Bankshares Capital Stock were reserved for issuance except for 6,180,000 shares of First National Bankshares Common Stock reserved for issuance pursuant to First National Bankshares Stock Plans. All of the issued and outstanding shares of First National Bankshares Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) No Voting Debt of First National Bankshares is issued or outstanding.

(c) Except for (i) this Agreement, (ii) the rights under the First National Bankshares Stock Plans which represented, as of June 30, 2004, the right to acquire up to an aggregate of 5,208,933 shares of First National Bankshares Common Stock, (iii) obligations to issue shares of First National Bankshares Common Stock in connection with the Southern Community Merger (including shares of First National Bankshares Common Stock to be issued pursuant to options or other stock-based compensation awards to be assumed by First National Bankshares in the Southern Community Merger), (iv) obligations to issue shares of First National Bankshares

Common Stock in connection with the First Bradenton Merger (including shares of First National Bankshares Common Stock to be issued pursuant to options or other stock-based compensation awards to be assumed by First National Bankshares in the First Bradenton Merger), and (v) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.2(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which First National Bankshares or any Subsidiary is a party or by which it or any such Subsidiary is bound obligating First National Bankshares or any Subsidiary of First National Bankshares to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of First National Bankshares Capital Stock or any Voting Debt or stock appreciation rights of First National Bankshares or of any Subsidiary or obligating First National Bankshares or any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of First National Bankshares or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of First National Bankshares or any of its Subsidiaries or (B) except for the Bradenton Merger Agreement and the Southern Community Merger Agreement, pursuant to which First National Bankshares or any of its Subsidiaries is or could be required to register shares of First National Bankshares Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.2(b).

(d) First National Bankshares owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the First National Bankshares Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55 or similar state laws) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No First National Bankshares Subsidiary has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. First National Bankshares does not have any Non-Subsidiary Affiliates. As used in this Agreement, the term “Non-Subsidiary Affiliate” when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity that such party controls, is controlled by, or is under common control with, other than such party’s Subsidiaries.

4.3 Authority; No Violation.

(a) First National Bankshares has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of First National Bankshares Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First National Bankshares, including all approvals required under Article VII of the First National Bankshares Charter. The Board of Directors of First National Bankshares determined that the Merger is advisable and in the best interest of First National Bankshares and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to First National Bankshares’ shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of First National Bankshares Common Stock, no other corporate proceedings on the part of First National Bankshares are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First National Bankshares and (assuming due authorization, execution and delivery by Fifth Third) constitutes a valid and binding obligation of First National Bankshares, enforceable against First National Bankshares in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Except as disclosed in the First National Bankshares Disclosure Schedule, neither the execution and delivery of this Agreement by First National Bankshares, nor the consummation by First National Bankshares of the transactions contemplated hereby, nor compliance by First National Bankshares with any of the terms or provisions hereof, will (i) violate any provision of the First National Bankshares Charter or the Bylaws of First National Bankshares, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First National Bankshares, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require payment or indemnification under, require divestiture of, or result in the creation of any Lien upon any of the respective properties or assets of First National Bankshares or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First National Bankshares or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on First National Bankshares.

(c) First National Bankshares’ shareholders are not entitled to exercise any dissenters’ or appraisal rights in connection with the transactions contemplated hereby.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and the filing of Articles of Merger with the Florida Secretary pursuant to the FBCA, (v) any notices to or filings with the SBA, (vi) any notice or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under insurance, consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made with or obtained from the Office of the Comptroller of the Currency (the “OCC”), and (ix) the approval of this Agreement by the requisite vote of the shareholders of First National Bankshares, no consents or approvals of or filings or registrations with any Governmental Entity, or any other third party, are necessary in connection with the consummation by First National Bankshares of the Merger and the other transactions contemplated hereby.

4.5 Reports. First National Bankshares and each of its Subsidiaries have timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since the later of its incorporation and January 1, 2001 with the Regulatory Agencies, and all other reports and statements required to be filed by them since such time, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on First National Bankshares. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of First National Bankshares and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated any proceeding or, to the best knowledge of First National Bankshares, investigation into the business or operations of First National Bankshares or any of its Subsidiaries since the later of the date of its incorporation and January 1, 2001, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares. There is no unresolved violation, criticism, or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations of First National Bankshares or any of its Subsidiaries which, in the reasonable judgment of First National Bankshares, is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on First National Bankshares.

4.6 Financial Statements. First National Bankshares has previously made available to Fifth Third true and correct copies of (i) the consolidated balance sheets of First National Bankshares and its Subsidiaries as of December 31, 2001, 2002 and 2003 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2001 through 2003, inclusive, as reported in First National Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “First National Bankshares 10-K”), filed with the SEC under the Exchange Act and accompanied by the audit report of Ernst and Young LLP, independent public accountants with respect to First National Bankshares, and (ii) the unaudited consolidated balance sheet of First National Bankshares and its Subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three-month periods then ended, as reported in First National Bankshares’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the “First National Bankshares 10-Q”). The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of First National Bankshares and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal recurring adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of First National Bankshares and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees. Except for SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., and Hovde Financial LLC, neither First National Bankshares, any First National Bankshares Subsidiary, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since January 1, 2004, no event or events have occurred that have had, or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares.

(b) Since January 1, 2004 through and including the date of this Agreement, First National Bankshares and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither First National Bankshares nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of First National Bankshares’ knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First National Bankshares or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon First National Bankshares, any of its Subsidiaries or the assets of First National Bankshares or any of its Subsidiaries that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares.

4.10 Taxes and Tax Returns.

(a) FNB has received a ruling, dated December 11, 2003 (the “Ruling”), from the Internal Revenue Service (the “IRS”), to the effect that the Distribution (as defined below) qualifies as a tax-free spin-off for federal income tax purposes under Section 355 of the Code. The officers and directors of First National Bankshares believe the factual assumptions and representations made by FNB and First National Bankshares to the IRS in connection with the Ruling were valid, accurate, true, correct and complete at the time made; and all facts and representations which would have been material to the IRS in issuing the Ruling were submitted by FNB and First National Bankshares to the IRS. First National Bankshares and, to the knowledge of First National Bankshares and its officers and directors, FNB have properly reported to, and filed all necessary documents with, the IRS to properly treat the Distribution as a tax-free spin-off for federal income tax purposes under Section 355 of the Code, and have not filed or recorded any documents inconsistent with such treatment. For purposes of this Section, “Distribution” means the distribution of the shares of First National Bankshares Common Stock made on January 1, 2004 by FNB to its shareholders of record of December 26, 2003.

(b) First National Bankshares had taken no actions to solicit offers to acquire its Common Stock prior to July 1, 2004 and no discussions or negotiations regarding the acquisition of First National Bankshares Common Stock were held prior to the Distribution or prior to July 2, 2004.

(c) Each of First National Bankshares, its Subsidiaries and, to the knowledge of First National Bankshares and its officers and directors, the Affiliated Group of which First National Bankshares was a member prior to January 1, 2004 has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any the Assets of First National Bankshares or its Subsidiaries. No claim for Taxes has ever been made by an authority in a jurisdiction where First National Bankshares or any of its Subsidiaries does not file a Tax Return that First National Bankshares or its Subsidiaries may be subject to Taxes by that jurisdiction.

(d) There are no material pending or, to the knowledge of First National Bankshares and its officers and directors, threatened disputes, claims, audits or examinations regarding any Taxes of, and there are no assessments upon, First National Bankshares, or any of its Subsidiaries for which First National Bankshares does not have adequate reserves under GAAP. To the knowledge of First National Bankshares and its officers and directors, there are no material pending or threatened disputes, claims, audits or examinations regarding any Taxes or assessments upon any Affiliated Group of which First National Bankshares was a member prior to January 1, 2004, for which FNB does not have adequate reserves under GAAP.

(e) First National Bankshares, its Subsidiaries and, to the knowledge of First National Bankshares and its officers and directors, any Affiliated Group of which First National Bankshares was a member prior to January 1, 2004, have withheld and paid all Taxes and the payments thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code.

(f) Neither First National Bankshares nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First National Bankshares and its Subsidiaries).

(g) In each case, neither First National Bankshares nor its Subsidiaries has made any payment, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code; First National Bankshares has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); and neither First National Bankshares nor its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring prior to the date of this Agreement.

(h) As used in this Agreement, and except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) For purposes of this Section 4.10 only, the term “Subsidiary” or “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(ii) The term “Affiliated Group” shall have the meaning set forth in Section 1504 of the Code.

4.11 Employees.

(a) Section 4.11(a) of the First National Bankshares Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement or any other “employee benefit plan” (as such term is defined in §3(3) of ERISA (as defined below)) that is maintained, operated or contributed to, for the benefit of current or former directors, consultants or employees of First National Bankshares and its Subsidiaries, Southern Community and its Subsidiaries, or First Bradenton and its Subsidiaries or with respect to which First National Bankshares or its Subsidiaries, Southern Community and its Subsidiaries, or First Bradenton and its Subsidiaries may, directly or indirectly, have any liability to such directors, consultants or employees, as of the date of this Agreement or may have as of the Closing Date (the “First National Bankshares Benefit Plans”). Section 4.11(a) of the First National Bankshares Disclosure Schedule also sets forth, on an employee-by-employee basis, any and all retirement, severance or change of control obligations or payments for which either First National Bankshares or Fifth Third may be liable as a result of the consummation of the transactions contemplated hereby.

(b) First National Bankshares has heretofore made available to Fifth Third true and complete copies of each of the First National Bankshares Benefit Plans, the summary plan descriptions thereof, and certain related documents, including, but not limited to, (i) the actuarial report for such First National Bankshares Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the IRS, any request made within five years of the date hereof for any IRS or governmental agency letter along with any material communication to or from any governmental agency with respect to such First National Bankshares Benefit Plan, and any annual report on Form 5500 or otherwise, (with all applicable attachments) (if applicable) for such First National Bankshares Benefit Plan, (iii) trust instruments; (iv) insurance contracts; and (iv) other funding arrangements which implement such First National Bankshares Benefit Plan.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares, (i) each of the First National Bankshares Benefit Plans has been maintained, funded, operated and administered in accordance with their own terms and complies in operation and in form in all respects with ERISA, the Code and other applicable laws, (ii) each of the First National Bankshares Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001) that such First National Bankshares Benefit Plan is so qualified, and nothing has occurred that will adversely affect the qualified status of any such First National Bankshares Benefit Plan; provided, however, that if such Benefit Plan is in the form of a master plan, a prototype plan or a volume submitter plan, then the term “determination letter” includes a favorable opinion or advisory letter issued by the IRS covering the underlying master plan, prototype plan or volume submitter plan, provided the requirements of Announcement 2001-77 (or its successors) are satisfied, (iii) with respect to each First National Bankshares Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such First National Bankshares Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such First National Bankshares Benefit Plan’s actuary with respect to such First National Bankshares Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such First National Bankshares Benefit Plan allocable to such accrued benefits and there has been no change in the financial condition of such First National Bankshares Benefit Plan since the last day of the most recent plan year, (iv) no First National Bankshares Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of First National Bankshares or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of First National Bankshares or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by First National Bankshares, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with First National Bankshares, would be deemed a “single employer” under Section 4001 of ERISA (a “First National Bankshares ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to First National Bankshares, its Subsidiaries or any First National Bankshares ERISA Affiliate of incurring a material liability thereunder, (vi) no First National Bankshares Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) and none of First National Bankshares, its Subsidiaries, or any First National Bankshares ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability or obligation (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any multiemployer pension plan, (vii) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any First National Bankshares Pension Plan or by any First National Bankshares ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement, (viii) all contributions payable by First National Bankshares, its Subsidiaries and ERISA Affiliates as of the Effective Time with respect to each First National Bankshares Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and any and all payments due from First National Bankshares or its Subsidiaries with respect to each such First National Bankshares Benefit Plan have been timely made, (ix) there have been no “Prohibited Transactions” (as defined in ERISA §406 and Code §4975) with respect to any such First National Bankshares Benefit Plan and none of First National Bankshares, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which First National Bankshares, its Subsidiaries or any First National Bankshares Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (x) there are no pending or anticipated claims, actions, suits, proceedings, hearings or investigations, and to the best knowledge of First National Bankshares there are no threatened claims, actions, suits, proceedings, hearings or investigations by, on behalf of or against any of the First National Bankshares Benefit Plans or any trusts related thereto, and none of First National Bankshares’ or its Subsidiaries’, directors and officers (and employees with responsibility for employee benefit matters) has any knowledge of any basis therefor, (xi) no employee, former employee, plan participant or any other party (other than First National Bankshares) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any defined benefit plan as defined in Section 414(j) of the

Code, (xii) First National Bankshares has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced; (xiii) all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such First National Bankshares Benefit Plan and the requirements of COBRA (defined below) have been met with respect to each such First National Bankshares Benefit Plan and each First National Bankshares Benefit Plan maintained by a First National Bankshares ERISA Affiliate which is an “Employee Welfare Benefit Plan” (as defined in ERISA Section 3(1)) subject to the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and any similar law (“COBRA”); (xiv) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such First National Bankshares Benefit Plan that is an “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Plan or accrued in accordance with the past custom and practice of First National Bankshares and its Subsidiaries and all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such First National Bankshares Benefit Plan that is an Employee Welfare Benefit Plan; (xv) all such First National Bankshares Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST; and (xvi) to the extent that such First National Bankshares Benefit Plan is a group health benefit plan subject to the Health Insurance Portability and Accountability Act of 1996, as amended, (“HIPPA”), such First National Bankshares Benefit Plan has been and continues to be operated in compliance with such HIPAA requirements.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of First National Bankshares or any of its affiliates from First National Bankshares or any of its affiliates under any First National Bankshares Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First National Bankshares Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares.

(e) There has been no amendment to, announcement by First National Bankshares or any of its Subsidiaries relating to, or change in employee participation or coverage under any First National Bankshares Benefit Plan which would materially increase the expense of maintaining such plan above the level of expense incurred therefore for the most recent fiscal year.

(f) Neither First National Bankshares nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.12 SEC Reports. First National Bankshares has previously made available to Fifth Third an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since its incorporation by First National Bankshares with the SEC pursuant to the Securities Act or the

Exchange Act and prior to the date hereof and (b) communication mailed by First National Bankshares to its shareholders since its incorporation. First National Bankshares has filed all required reports, schedules, registration statements and other documents with the SEC since its incorporation (the “First National Bankshares Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the First National Bankshares Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such First National Bankshares Reports, and none of the First National Bankshares Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. First National Bankshares is in compliance with the provisions currently in effect of the Sarbanes-Oxley Act of 2002, and the certifications provided pursuant to Sections 302 and 906 thereof are accurate.

4.13 Compliance with Applicable Law.

(a) First National Bankshares and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or SRO relating to First National Bankshares or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares.

(b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares, First National Bankshares and each First National Bankshares Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.

4.14 Certain Contracts.

(a) Neither First National Bankshares nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First National Bankshares, Fifth Third, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the First National Bankshares Reports, (iv) which materially restricts the conduct of any line of business by First National Bankshares or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any First National Bankshares Stock Option or Stock Plan award) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. First National Bankshares has previously made available to Fifth Third true and correct copies of all employment and deferred compensation agreements to which First National Bankshares is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the First National Bankshares Disclosure Schedule, and including the Southern Community Merger Agreement and the First Bradenton Merger

Agreement, is referred to herein as a “First National Bankshares Contract”, and neither First National Bankshares nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National Bankshares.

(b) (i) Each First National Bankshares Contract is valid and binding on First National Bankshares and/or any of its Subsidiaries, as applicable, and, to the knowledge of First National Bankshares, any other party thereto, and is in full force and effect, (ii) First National Bankshares and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each First National Bankshares Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on First National Bankshares, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of First National Bankshares or any of its Subsidiaries under any such First National Bankshares Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on First National Bankshares.

4.15 Agreements with Regulatory Agencies. Neither First National Bankshares nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since the later of the date of its incorporation or January 1, 2001, a recipient of any supervisory letter from, or since the later of the date of its incorporation or January 1, 2001, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity, that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its credit or risk management policies, its management or its business (each, whether or not set forth in the First National Bankshares Disclosure Schedule, a “First National Bankshares Regulatory Agreement”), nor has First National Bankshares or any of its Subsidiaries been advised since the later of the date of its incorporation or January 1, 2001, by any Regulatory Agency or other Governmental Entity, that it is considering issuing or requesting any such First National Bankshares Regulatory Agreement.

4.16 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares, all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, the “FLB Interest Rate Risk Management Instruments”), whether entered into for the account of First National Bankshares, one of its Subsidiaries, or for the account of a customer of First National Bankshares or one of its Subsidiaries, were entered into in the ordinary course of business and, to First National Bankshares’ knowledge, (i) in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of First National Bankshares or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and (iii) are in full force and effect. First National Bankshares and each of its Subsidiaries have duly performed in all material respects all of their material obligations under the FLB Interest Rate Risk Management Instruments to the extent that such obligations to perform have accrued, and to First National Bankshares’ knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of First National Bankshares included in the First National Bankshares 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2004, neither First National Bankshares nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on First National Bankshares.

4.18 Insurance. First National Bankshares and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to First National Bankshares and its Subsidiaries.

4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on First National Bankshares or any First National Bankshares Subsidiary any liability or obligation arising under any Environmental Laws, including, without limitation, CERCLA, pending or, to the knowledge of First National Bankshares, threatened against First National Bankshares or any First National Bankshares Subsidiary, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares. To the knowledge of First National Bankshares, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, either individually or in the aggregate, have a Material Adverse Effect on First National Bankshares. Neither First National Bankshares nor any First National Bankshares Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on First National Bankshares. To the best knowledge of First National Bankshares, there are and have been no conditions at any property owned, operated or otherwise used by, or the subject of a security interest on behalf of, First National Bankshares or any First National Bankshares Subsidiary, and there are no events, conditions, circumstances, practices, plans or legal requirements that could give rise to obligations or liabilities of First National Bankshares or any First National Bankshares Subsidiary under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect on First National Bankshares.

4.20 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on First National Bankshares, to the knowledge of First National Bankshares: (a) First National Bankshares and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by First National Bankshares and its Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which First National Bankshares or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging, infringing on or otherwise violating any right of First National Bankshares or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to First National Bankshares or its Subsidiaries; and (d) neither First National Bankshares nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by First National Bankshares and its Subsidiaries and no Intellectual Property owned and/or licensed by First National Bankshares or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

4.21 Charter Provisions; State Takeover Laws. The Board of Directors of First National Bankshares has approved the transactions contemplated by this Agreement for purposes of Article VII of the First National Bankshares Charter and Sections 607.0901 and 607.0902 of the FBCA, such that the provisions of such sections of the Charter and the FBCA or any other “takeover,” “control share” or “interested stockholder” law or provision will not apply to this Agreement or any of the transactions contemplated hereby.

4.22 Reorganization. As of the date of this Agreement, First National Bankshares is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23 Information Supplied. None of the information supplied or to be supplied by First National Bankshares for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by First National Bankshares with respect to statements made or incorporated by reference therein based on information supplied by Fifth Third for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

4.24 Loan Losses. Since March 31, 2004, none of the bank Subsidiaries of First National Bankshares (the “First National Bankshares Bank Subsidiaries”) has incurred any unusual or extraordinary loan losses which are material to First National Bankshares and the First National Bankshares Subsidiaries on a consolidated basis; to the best knowledge of First National Bankshares and in light of each of the First National Bankshares Bank Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

4.25 Internal Controls. The records, systems, controls, data and information of First National Bankshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First National Bankshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the First National Bankshares Reports filed with the SEC prior to the date hereof, First National Bankshares and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. First National Bankshares (i) has designed disclosure controls and procedures to ensure that material information relating to First National Bankshares, including its consolidated Subsidiaries, is made known to the management of First National Bankshares by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to First National Bankshares’ auditors and the audit committee of First National Bankshares’ Board of Directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect First National Bankshares’ ability to record, process, summarize and report financial data and have identified for First National Bankshares’ auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in First National Bankshares’ internal controls. First National Bankshares has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

4.26 Opinion of First National Bankshares Financial Advisor. First National Bankshares has received the opinion of its financial advisor, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to First National Bankshares and the holders of First National Bankshares Common Stock.

4.27 Investment Adviser Subsidiaries; Funds; Clients.

(a) Certain of First National Bankshares’ Subsidiaries (the “First National Bankshares Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “First National Bankshares Advisory Contract” means each First National Bankshares contract for such services provided by a First National Bankshares Advisory Entity; “First National Bankshares Advisory Client” means each party to a First National Bankshares Advisory Contract other than the applicable First National Bankshares Advisory Entity; and “First National Bankshares Fund Client” means each First National Bankshares Advisory Client that is registered as an investment company under the Investment Company Act.

(b) Each First National Bankshares Fund Client and First National Bankshares Advisory Entity (i) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (i) and (ii) above, where the failure to be in compliance or failure to have such permits, licenses, exemptions, orders and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First National Bankshares. There is no action, suit, proceeding or investigation pending or, to the knowledge of First National Bankshares, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First National Bankshares.

(c) Each First National Bankshares Advisory Entity has been and is in compliance with each First National Bankshares Advisory Contract to which it is a party, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First National Bankshares.

(d) The accounts of each First National Bankshares Advisory Client subject to ERISA have been managed by the applicable First National Bankshares Advisory Entity in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First National Bankshares.

(e) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First National Bankshares, neither any of the First National Bankshares Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First National Bankshares, neither any First National Bankshares Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(f) None of First National Bankshares or any of its Subsidiaries, any Sponsored First National Bankshares Fund Client or any First National Bankshares Advisory Entity has engaged in, facilitated or been subject to timing trading or late trading with respect to any registered investment company, and there have been no allegations to such effect by any Governmental Entity.

4.28 Recent and Pending Acquisitions. The consummation of the Southern Community Merger on September 3, 2004 did not and will not cause, and the consummation of the First Bradenton Merger will not cause, a violation of any of the representations or warranties contained in this Agreement or prevent First National Bankshares from performing any of its obligations hereunder.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Fifth Third Disclosure Schedule and the First National Bankshares Disclosure Schedule), First National Bankshares shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either First National Bankshares or Fifth Third to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions of the Southern Community Merger Agreement, First National Bankshares agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable to consummate the Southern Community Merger. Fifth Third shall have the right to review in advance any filing made with, or written materials submitted to, any regulatory authority or the SEC in connection with the Southern Community Merger, provided that such review shall be completed in an expeditious manner, and shall have the right to approve any information regarding Fifth Third or this Agreement contained in any such filing or written materials.

(c) Subject to the terms and conditions of the First Bradenton Merger Agreement, First National Bankshares agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable to consummate the First Bradenton Merger. Fifth Third shall have the right to review in advance any filing made with, or written materials submitted to, any regulatory authority or the SEC in connection with the First Bradenton Merger, provided that such review shall be completed in an expeditious manner, and shall have the right to approve any information regarding Fifth Third or this Agreement contained in any such filing or written materials.

5.2 First National Bankshares Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the First National Bankshares Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, First National Bankshares shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third (which consent shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of First National Bankshares or any of its wholly-owned Subsidiaries to First National Bankshares or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit, entering into repurchase agreements and entering into or renewing advances from the Federal Home Loan Bank, provided however, that any such Federal Home Loan Bank advances of more than ninety (90) days require the prior written consent of Fifth Third);

(b) (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.07 per share of First National Bankshares Common Stock, subject to Section 6.12, (B) dividends paid by any of the Subsidiaries of First National Bankshares to First National Bankshares or to any of its wholly-owned Subsidiaries, (C) the acceptance of shares of First National Bankshares Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of First National Bankshares Stock Options, or the vesting of restricted stock or other First National Bankshares Stock-Based Awards, in each case in accordance with past practice and the terms of the applicable award agreements, and (D) the repurchase of shares of First National Bankshares Common Stock in open-market transactions consistent with the past practice pursuant to any previously disclosed repurchase authorization granted to First National Bankshares by its Board of Directors prior to the date of this Agreement); (iii) grant any First National Bankshares Stock Option, Stock-Based Award, stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to newly-hired or recently promoted employees of First National Bankshares made in the ordinary course of business consistent with past practice under the First National Bankshares Stock Plans, provided that the aggregate total of all such grants shall not exceed 50,000 shares and shall not be granted to current executive officers of First National Bankshares; or (iv) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock or permit any additional shares of its capital stock to become subject to grants except (A) pursuant to the exercise of First National Bankshares Stock Options or the satisfaction of any First National Bankshares Stock-Based Awards, in each case, outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement, or (B) pursuant to the Southern Community Merger, or (C) pursuant to the First Bradenton Merger; provided that the Southern Community Merger and the First Bradenton Merger are completed in accordance with the Southern Community Merger Agreement and the First Bradenton Merger Agreement, respectively, as contemplated by the form of such agreements as of the date of this Amended and Restated Agreement and Plan of Merger;

(c) (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any current or former officer, employee, or director of First National Bankshares, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus except in accordance with any executive incentive compensation plan that has been duly approved by the Board of Directors of First National Bankshares prior to the date of this Agreement, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or any existing agreement, (v) except as automatically provided under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any First National Bankshares Stock Options or other First National Bankshares Stock-Based Awards, (vi) except as required by the terms of the plans, make any contribution to the defined benefit plans maintained by First National Bankshares or discretionary contributions to any benefit plans after the date of this Agreement, or (vii) take any action to amend the defined benefit plans which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to First National Bankshares and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness that is material to First National Bankshares and its Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to First National Bankshares and its Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement as described in the First National Bankshares Disclosure Schedule;

(e) enter into any new line of business that is material to First National Bankshares and its Subsidiaries, taken as a whole, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to First National Bankshares and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) except for transactions in the ordinary course of business consistent with past practice, and except for the Southern Community Merger, the First Bradenton Merger and any potential transaction disclosed in the First National Bankshares Disclosure Schedule, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend its articles or certificate of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Fifth Third or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Fifth Third, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice; or enter into, amend, terminate or cancel any material contract or financial instrument, except in the ordinary course of business consistent with past practice;

(k) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l) implement or adopt any change in its tax accounting or financial accounting principles, practices, methods or tax strategies that are, or would become as a result of the change, reportable transactions within the meaning of Treasury Regulations Section 1.6011-4, or enter into any new strategies, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines;

(m) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

(n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Fifth Third Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Fifth Third Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Fifth Third shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of First National Bankshares (which consent shall not be unreasonably withheld):

(a) other than for purposes of increasing the number of authorized shares of Fifth Third Common Stock, amend, repeal or otherwise modify any provision of the Fifth Third Articles or the Code of Regulations of Fifth Third or the Fifth Third Financial Articles or the Code of Regulations of Fifth Third Financial in a manner that would adversely affect the economic benefits of the merger to the First National Bankshares shareholders;

(b) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

(d) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

Notwithstanding anything in Section 5.1 or in this Section 5.3 to the contrary, Fifth Third may make dispositions and acquisitions and agree to issue capital stock in connection therewith.

ARTICLE VI. ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Fifth Third shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included. Each of First National Bankshares and Fifth Third shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and First National Bankshares shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First National Bankshares shall furnish all information concerning First National Bankshares and the holders of First National Bankshares Capital Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. First National Bankshares and Fifth Third shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Fifth Third or First National Bankshares, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. First National Bankshares shall also use its best efforts to obtain all information as may be reasonably requested from FNB.

(c) Each of First National Bankshares and Fifth Third shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of First National Bankshares, Fifth Third or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of First National Bankshares and Fifth Third shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of First National Bankshares and Fifth Third, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of First National Bankshares and Fifth Third shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which First National Bankshares or Fifth Third, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither First National Bankshares nor Fifth Third nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First National Bankshares’ or Fifth Third’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of July 27, 2004 (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3 Shareholder Approval. First National Bankshares shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon proposals to adopt this Agreement and approve this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of First National Bankshares shall, unless the Board determines such action to be contrary to its fiduciary duties to the shareholders of First National Bankshares and has acted in accordance with the provisions of Section 6.14: (a) recommend that its shareholders adopt this Agreement and approve the Merger, and (b) use its reasonable best efforts to obtain from the shareholders of First National Bankshares the vote in favor of the adoption of this Agreement and approval of the Merger that is required by the FBCA to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of First

National Bankshares at such meeting for the purpose of obtaining shareholder approval and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve First National Bankshares of such obligation.

6.4 Legal Conditions to Merger. Each of First National Bankshares, Fifth Third and Fifth Third Financial shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Fifth Third or First National Bankshares or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

6.6 Affiliates. First National Bankshares shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of First National Bankshares to deliver to Fifth Third, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meeting called by First National Bankshares to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.6.

6.7 Stock Quotation or Listing. Fifth Third shall cause the shares of Fifth Third Common Stock to be issued in the Merger to be qualified for quotation or listing on the securities market or stock exchange in which the Fifth Third Common Stock principally trades, subject to official notice of issuance, prior to the Effective Time.

6.8 Employee Matters.

(a) From the Effective Time through such later date as Fifth Third deems reasonably practicable (such date being referred to herein as the “Benefits Transition Date”), Fifth Third shall provide the employees of First National Bankshares and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by First National Bankshares or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Fifth Third shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements (other than Fifth Third’s defined benefit pension plan, which has been frozen) that are substantially similar, in the aggregate, to those provided to similarly situated employees of Fifth Third and its Subsidiaries. Notwithstanding anything contained herein to the contrary, those employees of First National Bankshares and its Subsidiaries (other than temporary and/or co-operative employees) who do not have an employment, change in control or severance agreement and who are not employed by Fifth Third or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee’s former location of employment or that such employee’s salary will be materially decreased, in any case and in both cases, within ninety (90) days after the Effective Time, and who sign and deliver a termination and release agreement in a form substantially similar to one of those attached hereto as Exhibit 6.7(a), shall be entitled to severance pay: (i) in the case of officers of First National Bankshares and all other exempt employees, equal to two (2) weeks of pay for each complete year of service (and a prorated amount for any partial year of service) with a minimum severance pay equal to (4) weeks pay; and (ii) in the case of all other employees, equal to one (1) week of pay for each complete year of service (and a prorated amount for any partial year of service) with a minimum severance pay equal to two (2) weeks of pay. For purposes of this Section 6.8, “service” shall include service with subsidiaries of First National Bankshares and service with members of the Affiliated Group of which First National Bankshares was a member prior to January 1, 2004. The severance payment referred to above shall replace the First National Bankshares’ current severance pay plan, if any, and a new severance pay plan will be in effect but in no event shall there be any duplication of severance pay. First National Bankshares shall cooperate with Fifth Third to comply with, and provide notices regarding, the Workers Adjustment and Retraining Act or any similar state or local law, including without limitation, providing notices to employees and government representatives. Nothing contained in this Section shall be construed or interpreted to limit or modify in any way Fifth Third’s at will employment policy. In no event shall severance pay or any severance period be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any pension plan). If, by reason of the controlling plan document, controlling law or otherwise, severance pay or any severance period is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay or period.

(b) From and after the Effective Time, Fifth Third shall (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan except as otherwise provided in this Section 6.8(b)), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Fifth Third or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with First National Bankshares or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time, to the same extent that such service was credited under a comparable plan of First National Bankshares, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Fifth Third or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Fifth Third or any of its Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Fifth Third or any of its Subsidiaries). For purposes of any cash balance pension plan maintained or contributed to by Fifth Third or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time, the Covered Employees’ level of benefit accruals under any such plans (for periods of service following the date on which the Covered Employees commence participation in such plans) shall be determined based on the Covered Employees’ credited service prior to the Effective Time and with the Surviving Corporation following the Effective Time.

(c) From and after the Effective Time, Fifth Third shall honor all accrued and vested benefit obligations to and all contractual rights of current and former employees, directors and consultants of First National Bankshares and its Subsidiaries under the First National Bankshares Benefit Plans.

(d) Nothing in this Section 6.8 or in this Agreement shall be interpreted as preventing the Surviving Corporation or Fifth Third from amending, modifying or terminating any Fifth Third Benefit Plan or other contract, arrangement, commitment or understanding in accordance with their terms and applicable law.

(e) If Fifth Third so requests, First National Bankshares or its Subsidiaries shall develop a plan and timetable for terminating, as of a date not earlier than one (1) day prior to the Effective Time, any or all of the First National Bankshares Benefit Plans, and, with the advance written approval of Fifth Third, shall proceed with the implementation of said termination plan and timetable; provided no First National Bankshares Benefit Plan shall be required to be terminated if such termination would adversely affect the qualification of such First National Bankshares Benefit Plan under the Code.

(f) If Fifth Third so timely requests, First National Bankshares or its Subsidiaries shall take all actions necessary to file an application for determination letter with the IRS prior to the Effective Time, for any First National Bankshares Benefit Plan requested by Fifth Third.

(g) With respect to any First National Bankshares Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Fifth Third’s consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan; provided, however, that notwithstanding anything to the contrary in this Agreement, First National Bankshares may in its sole discretion accelerate the exercisability of any or all options to acquire First National Bankshares Common Stock issued and outstanding as of the date hereof, with such acceleration to be effective, if at all, immediately prior to the Effective Time.

(h) If Fifth Third so requests, First National Bankshares or any of its Subsidiaries shall take all actions necessary to freeze any or all First National Bankshares Benefit Plans as of a date not earlier than one day prior to the Effective Time such that no further contributions (including employee 401(k) contributions) shall be made and no further benefits shall accrue under such First National Bankshares Benefit Plans after such freeze date.

(i) Except as provided otherwise pursuant hereto, First National Bankshares and any of its Subsidiaries, without the advance written consent of Fifth Third, which shall not be unreasonably withheld or delayed, shall not (i) adopt any amendments to the First National Bankshares Benefit Plans after the date of this Agreement; or (ii) make any distributions from the First National Bankshares Benefit Plans after the date of this Agreement other than in the ordinary course of operations of such First National Bankshares Benefit Plans; or (iii) make any contributions to the defined benefit plans maintained by First National Bankshares or discretionary contributions to any of the First National Bankshares Benefit Plans after the date of this Agreement except discretionary contributions in the ordinary course of business consistent with past practices to its employees; or (iv) take any action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code.

(j) First National Bankshares shall provide to Fifth Third from and after the Effective Time, documentation reasonably satisfactory to Fifth Third demonstrating that Fifth Third has all power and authority necessary to amend, transfer, roll-over or satisfy in full any payment or contribution obligations under, and/or terminate any or all of the First National Bankshares Benefit Plans, thereby reducing or eliminating future liability.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of First National Bankshares or any of its Subsidiaries, or who is or was serving at the request of First National Bankshares or any of its Subsidiaries as a director or officer of another person, including any entity specified in the First National Bankshares Disclosure Schedule (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of First National Bankshares or any of its Subsidiaries or any entity specified in the First National Bankshares Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Fifth Third shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) Fifth Third shall use its reasonable best efforts to cause the individuals serving as officers and directors of First National Bankshares, its Subsidiaries or any entity specified in the First National Bankshares Disclosure Schedule immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective

Time by the directors’ and officers’ liability insurance policy maintained by First National Bankshares (provided that Fifth Third may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Fifth Third be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by First National Bankshares (which current amount is set forth in Section 6.9 of the First National Bankshares Disclosure Schedule) for such insurance (the “Insurance Amount”).

(c) In the event Fifth Third or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Fifth Third assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of First National Bankshares, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Fifth Third.

6.11 Advice of Changes. First National Bankshares, Fifth Third and Fifth Third Financial shall each promptly advise the other party of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.11 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.12 Dividends. After the date of this Agreement, each of First National Bankshares and Fifth Third shall coordinate with the other the declaration of any dividends in respect of First National Bankshares Common Stock and Fifth Third Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of First National Bankshares Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of First National Bankshares Common Stock and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger.

6.13 Exemption from Liability Under Section 16(b). Fifth Third and First National Bankshares agree that, in order to most effectively compensate and retain First National Bankshares Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that First National Bankshares Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of First National Bankshares Common Stock and First National Bankshares Stock Options into shares of and options for Fifth Third Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Assuming that First National Bankshares delivers to Fifth Third the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by First National Bankshares Insiders of Fifth Third Common Stock in exchange for shares of First National Bankshares Common Stock, and of options for Fifth Third Common Stock upon conversion of options for First National Bankshares Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term “Section 16 Information” shall mean information accurate in all material respects regarding First National Bankshares Insiders, the number of shares of First National Bankshares Common Stock held by each such First National Bankshares Insider and expected to be exchanged for Fifth Third Common Stock in the Merger, and the number and description of the options for First National Bankshares Common Stock held by each such First National Bankshares Insider and expected to be converted into options for Fifth Third Common Stock in connection with the Merger; provided that the requirement for a description of any First National Bankshares Stock Options shall be deemed to be satisfied if copies of all First National Bankshares Stock Plans, and agreements evidencing grants thereunder, under which such First National Bankshares Stock Options have been granted, have been made available to Fifth Third. The term “First National Bankshares Insiders” shall mean those officers and directors of First National Bankshares who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.14 Acquisition Proposals.

(a) First National Bankshares agrees that it, its Subsidiaries and each of their respective Affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by First National Bankshares or any of its Subsidiaries) will (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries or Affiliates is a party with respect to any Acquisition Proposal. From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, except in compliance with this Section 6.14, First National Bankshares will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposals; (ii) engage in discussions with third parties, or negotiations concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal; or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal, except that, if First National Bankshares receives a communication that it believes, after consultation with its outside counsel, may upon clarification constitute a Superior Proposal (as defined below), First National Bankshares may communicate with the person making such communication to the limited extent necessary to obtain the necessary clarification.

(b) As used in this Agreement, “Acquisition Proposal” means any tender or exchange offer involving First National Bankshares or any of its Subsidiaries, any proposal for a merger, consolidation or other business combination involving First National Bankshares or any of its Subsidiaries (other than the Southern Community Merger and the First Bradenton Merger), any proposal or offer to acquire in any manner an interest in excess of fifteen percent (15%) of the outstanding equity securities, or a substantial portion of the business or assets of, First National Bankshares or any of its Subsidiaries (other than assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to First National Bankshares or any of its Subsidiaries or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to First National Bankshares or any of its Subsidiaries other than pursuant to the Merger.

(c) Notwithstanding the provisions of Section 6.14(a) above, if a corporation, limited liability company, limited liability partnership, partnership, person or other entity or group (a “Third Party”) after the date of this Agreement and prior to the First National Bankshares shareholders meeting required by Section 6.3 submits to First National Bankshares’ Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and First

National Bankshares’ Board of Directors reasonably determines in good faith, after receipt of advice from outside legal counsel that the failure to engage in discussions with the Third Party concerning such Acquisition Proposal would likely cause First National Bankshares’ Board of Directors to breach its fiduciary duties to First National Bankshares and its shareholders, then, in such case, (i) First National Bankshares may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that First National Bankshares must contemporaneously furnish to Fifth Third all such non-public information furnished to the Third Party which has not been previously disclosed to Fifth Third and (B) negotiate and participate in discussions and negotiations with such Third Party; and (ii) if First National Bankshares’ Board of Directors determines that such an Acquisition Proposal is a Superior Proposal, First National Bankshares’ Board of Directors may (subject to the provisions of this Section 6.14) (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, at any time after the second business day following delivery of written notice to Fifth Third (a “Notice of Superior Proposal”) advising Fifth Third that First National Bankshares’ Board of Directors has received a Superior Proposal, identifying the Third Party and specifying the material terms and conditions of such Superior Proposal. First National Bankshares may take either of the foregoing actions pursuant to the preceding sentence if, and only if, an Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any improved proposal submitted by Fifth Third, considered in good faith by First National Bankshares and with the advice of a financial advisor of nationally recognized reputation, prior to the expiration of the two business day period specified in the preceding sentence. For purposes of this Agreement, “Superior Proposal” means any bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which First National Bankshares’ Board of Directors determines are more favorable to First National Bankshares’ shareholders from a financial point of view than the Merger (or other revised proposal submitted by Fifth Third as contemplated above), after consultation with its outside legal counsel and a financial adviser of nationally recognized reputation and that the Third Party is reasonably likely to consummate the Superior Proposal on the terms proposed, that the Third Party’s offer is fully financed or reasonably capable of being fully financed, and is reasonably likely to receive all required governmental approvals on a timely basis. Further, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.14(b) except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving First National Bankshares.

(d) Nothing contained in this Section 6.14 shall prohibit First National Bankshares from taking, and disclosing to its shareholders, a position required by Rule 14e-2(a) or Rule 14d-9(e) under the Exchange Act.

(e) First National Bankshares will notify Fifth Third promptly, and in any event within 24 hours, if (i) a bona fide Acquisition Proposal is made or is modified in any material respect (including the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror) or (ii) First National Bankshares furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

(f) In addition to the obligations of First National Bankshares set forth in this Section 6.14, First National Bankshares, as promptly as practicable, will advise Fifth Third orally and in writing of any request for information which First National Bankshares reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry, and First National Bankshares will keep Fifth Third informed in all material respects of the status of any such request, Acquisition Proposal or inquiry.

It is understood and agreed that, without limitation of First National Bankshares’ obligations hereunder, any violation of this Section 6.14 by any director, officer, affiliate, financial advisor, accountant, attorney or other advisor or representative of First National Bankshares, whether or not such person or entity is purporting to act on behalf of First National Bankshares, shall be deemed to be a breach of this Section 6.14 by First National Bankshares. First National Bankshares agrees that, as of the date hereof, it, its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives and agents, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Third Party (other than Fifth Third and its representatives) conducted heretofore with respect to any Acquisition Proposal.

6.15 Restructuring Efforts. If First National Bankshares shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and to resubmit the transaction to the First National Bankshares shareholders for approval.

6.16 Executive Benefit Trust. Notwithstanding anything herein to the contrary, in no event shall First National Bankshares (a) take any action under the terms of any First National Bankshares Benefit Plan, employment agreement, change in control agreement or similar arrangement relating to the payment thereof or funding of obligations thereunder which would have the effect of increasing any such payments or funding, nor will First National Bankshares adopt or implement any new such plan, agreement or arrangement, without the prior written consent of Fifth Third, or (b) make any payments or fund any obligations under any First National Bankshares Benefit Plan, employment agreement, change in control agreement or similar arrangement that First National Bankshares deems are mandatory or required thereunder without prior written notice to Fifth Third; provided, however, that First National Bankshares shall continue to be able to make salary and other compensation payments in the ordinary course of business consistent with past practice to its employees.

6.17 No Multiple Change of Control Payment. First National Bankshares shall take such action as is necessary so that any officer, director or employee of Southern Community or First Bradenton, upon the consummation of the Southern Community Merger or the First Bradenton Merger respectively, receives any type of payment under a change of control agreement, severance agreement, or otherwise in connection with those mergers, respectively, shall not be entitled to receive any such payment upon the consummation of the Merger.

6.18 Non-Compete Agreements. First National Bankshares shall use its reasonable best efforts to have each Director of any First National Bankshares Banking Subsidiary and each person who served as a Director of Southern Community or First Bradenton as of August 1, 2004 or at any time thereafter prior to the consummation of the Southern Community Merger or the First Bradenton Merger, respectively, execute and deliver to First National Bankshares a non-compete agreement with terms substantially identical to those in the Non-Compete Election Notice (as defined herein) being delivered by each member of the Board of Directors of First National Bankshares pursuant to Section 7.3(d).

ARTICLE VII. CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the requisite affirmative votes of the holders of First National Bankshares Common Stock entitled to vote thereon.

(b) Listing or Quotation. The shares of Fifth Third Common Stock which shall be issued to the shareholders of First National Bankshares upon consummation of the Merger shall have been qualified for quotation or listing on the securities market or stock exchange in which Fifth Third’s securities principally trade, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

(f) Tax Opinion. First National Bankshares and Fifth Third shall have received the opinion of a nationally recognized tax advisor, (acceptable to FNB, First National Bankshares and Fifth Third) as required by 2.04 (e)(iv) of the Tax Disaffiliation Agreement dated as of January 1, 2004, by and between FNB and First National Bankshares (the “Disaffiliation Agreement”), reasonably satisfactory to First National Bankshares and Fifth Third, that the Merger, the Southern Community Merger, and the First Bradenton Merger, individually or in the aggregate, will not cause Section 355(e) or (f) of the Code to apply to the Distribution or the Internal Distribution as such terms are defined in the Disaffiliation Agreement, such opinion to be given pursuant to an engagement letter entered into by a nationally recognized tax advisor on terms mutually agreeable to First National Bankshares and Fifth Third.

7.2 Conditions to Obligations of First National Bankshares. The obligation of First National Bankshares to effect the Merger is also subject to the satisfaction or waiver by First National Bankshares at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Fifth Third set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and First National Bankshares shall have received a certificate signed on behalf of Fifth Third by the Chief Executive Officer and the Chief Financial Officer of Fifth Third to the foregoing effect.

(b) Performance of Obligations of Fifth Third and Fifth Third Financial. Fifth Third and Fifth Third Financial shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and First National Bankshares shall have received a certificate signed on behalf of Fifth Third by the Chief Executive Officer and the Chief Financial Officer of Fifth Third to such effect.

(c) Federal Tax Opinion. First National Bankshares shall have received the opinion of Smith, Gambrell & Russell LLP in form and substance reasonably satisfactory to First National Bankshares, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) First National Bankshares will be a party to a reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Fifth Third Common Stock), (iv) the tax basis of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the tax basis of the First National Bankshares Common Stock surrendered in exchange for the Fifth Third Common Stock (reduced by an amount allocable to a fractional share interest in Fifth Third Common Stock deemed received and redeemed), and (v) the holding period of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the holding period of the First National Bankshares Common Stock surrendered in exchange therefor, provided that such First National Bankshares Common Stock is held as a capital asset at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First National Bankshares, Fifth Third and Fifth Third Financial, reasonably satisfactory in form and substance to it.

7.3 Conditions to Obligations of Fifth Third. The obligation of Fifth Third and Fifth Third Financial to effect the Merger is also subject to the satisfaction or waiver by Fifth Third and Fifth Third Financial at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of First National Bankshares set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Fifth Third shall have received a certificate signed on behalf of First National Bankshares by the Chief Executive Officer and the Chief Financial Officer of First National Bankshares to the foregoing effect.

(b) Performance of Obligations of First National Bankshares. First National Bankshares shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fifth Third shall have received a certificate signed on behalf of First National Bankshares by the Chief Executive Officer and the Chief Financial Officer of First National Bankshares to such effect.

(c) Federal Tax Opinion. Fifth Third shall have received the opinion of Alston & Bird LLP in form and substance reasonably satisfactory to Fifth Third, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger (i) will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) Fifth Third Financial will be a party to a reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Fifth Third Common Stock), (iv) the tax basis of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders of First National Bankshares Common Stock who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the tax basis of the First National Bankshares Common Stock surrendered in exchange for the Fifth Third Common Stock (reduced by an amount allocable to a fractional share interest in Fifth Third Common Stock deemed received and redeemed), and (v) the holding period of the Fifth Third Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their First National Bankshares Common Stock for Fifth Third Common Stock in the Merger will be the same as the holding period of the First National Bankshares Common Stock surrendered in exchange therefor, provided that such First National Bankshares Common Stock is held as a capital asset at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First National Bankshares, Fifth Third and Fifth Third Financial, reasonably satisfactory in form and substance to it.

(d) Director Non-Competition Notices. Each member of the Board of Directors of First National Bankshares shall have delivered to First National Bankshares a Non-Compete Election Notice (the “Non-Compete Election Notice”) pursuant to the terms of the First National Bankshares Directors Change of Control Plan (the “Change

of Control Plan”); provided, however, that, prior to the Effective Time, First National Bankshares shall amend its Change of Control Plan to provide that the terms of the non-compete provisions in paragraph (a) of the Non-Compete Election Notice shall apply for a period of twelve (12) months and the non-solicitation provisions in paragraphs (b), (c) and (d) of the Non-Compete Election Notice shall apply for a period of twenty-four (24) months. Upon delivery of the Non-Compete Election Notice, members of the Board of Directors as of the date hereof shall receive the Change of Control Non-Compete Payment (as defined in the Change of Control Plan).

(e) At or prior to the Effective Time, Fifth Third shall have entered into written employment agreements with each of (a) Gary L. Tice, (b) Kevin C. Hale, (c) Garrett S. Richter, and (d) Michael Morris on terms satisfactory to Fifth Third and each of the foregoing individuals.

(f) First National Bankshares shall have completed the Southern Community Merger as of September 3, 2004 and shall have taken any and all post-closing actions as contemplated in the Southern Community Merger Agreement.

(g) First National Bankshares shall have completed the First Bradenton Merger as contemplated in the First Bradenton Merger Agreement.

(h) First National Bankshares shall have provided Fifth Third with access to any Tax returns and other Tax related documents and records which Fifth Third, in its reasonable discretion, deems appropriate to conduct its due diligence review of the Taxes (including any issues relating to Section 355 of the Code and any issues related to the indemnification provisions of the Disaffiliation Agreement) and Tax returns of First National Bankshares, its Subsidiaries and any Affiliated Group of which First National Bankshares was a member prior to January 1, 2004 and Fifth Third shall have completed such due diligence review to its reasonable satisfaction.

ARTICLE VIII. TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of First National Bankshares:

(a) by mutual consent of Fifth Third and First National Bankshares in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either Fifth Third or First National Bankshares, upon written notice to the other party, if a Governmental Entity that must grant Fifth Third a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Fifth Third or First National Bankshares, upon approval or action by their respective Board of Directors, by written notice to the other party, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either Fifth Third or First National Bankshares, upon approval or action by their respective Board of Directors, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of First National Bankshares, in the case of a termination by Fifth Third, or Fifth Third, in the case of a termination by First National Bankshares, which breach either individually or in the aggregate would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within thirty (30) days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

(e) by Fifth Third if the aggregate amount of consolidated shareholders’ equity (including Common Stock, Additional Paid-In Capital and Retained Earnings and excluding Accumulated Other Comprehensive Income) of First National Bankshares immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, is less than $550,000,000.

(f) by either Fifth Third or First National Bankshares, if the required vote of First National Bankshares shareholders in favor of this Agreement shall not have been obtained upon a vote taken thereon at the duly convened First National Bankshares Shareholders Meeting or any postponement or adjournment thereof at which a vote on such was taken; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party that has failed to comply in all material respects with its obligations under Article VI;

(g) by either Fifth Third or First National Bankshares (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2 of this Agreement or in material breach of any covenant contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.1(c) of this Agreement;

(h) by Fifth Third, if the Board of Directors of First National Bankshares has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than Fifth Third;

(i) by First National Bankshares, pursuant to Section 6.14 hereof; or

(j) by Fifth Third, if at any time prior to the Effective Time the total number of issued and outstanding shares of First National Bankshares Common Stock and First National Bankshares Common Stock issuable upon the exercise of outstanding options, subscriptions, warrants, calls, rights, commitments or agreements of similar character exceeds 68,500,000 shares and of such number the number of shares issuable upon the exercise of outstanding options, subscriptions, warrants, calls, rights, commitments or agreements of similar character exceeds 7,000,000.

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either First National Bankshares or Fifth Third as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Fifth Third or First National Bankshares or their respective officers or directors, except with respect to Sections 6.2(b), 8.2, 9.3, 9.4, 9.9 and 9.10, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by either Fifth Third or First National Bankshares pursuant to Section 8.1(f) and prior to the First National Bankshares Shareholders Meeting, (x) the First National Bankshares Board of Directors shall have withdrawn its recommendation or refused to recommend to the shareholders of First National Bankshares that they vote to approve this Agreement and (y) there was an Acquisition Proposal that had not been withdrawn or rejected by First National Bankshares; or

(ii) by Fifth Third pursuant to Section 8.1(d) as a result of a material breach by First National Bankshares of Section 6.3 by reason of a failure to call the First National Bankshares Shareholders Meeting or a failure to prepare and mail to its shareholders the Proxy Statement/Prospectus; or

(iii) by Fifth Third pursuant to Section 8.1(h) or by First National Bankshares pursuant to Section 8.1(i);

then, on the business day following such termination, First National Bankshares shall pay to Fifth Third a termination fee equal to $50,000,000 (the “First National Bankshares Termination Fee”) by wire transfer of immediately available funds.

(c) In the event that this Agreement is terminated:

(i) by either Fifth Third or First National Bankshares pursuant to Section 8.1(f) and at the time of the First National Bankshares Shareholders Meeting (or at any adjournment thereof) an Acquisition Proposal shall have been publicly disclosed and not withdrawn; or

(ii) by Fifth Third pursuant to Section 8.1(d) as a result of any knowing, willful or intentional breach of this Agreement on the part of First National Bankshares (other than a material breach by First National Bankshares of Section 6.3 as set forth in Section 8.2(b)(ii) or of Section 6.14); provided that: (A) at the time of such termination First National Bankshares shall not be entitled to terminate the Agreement pursuant to Section 8.1(d); and (B) either (1) an Acquisition Proposal shall have been publicly disclosed at or before the time of such breach; or (2) an overture from a bona fide person or entity shall have been communicated to the First National Bankshares Board of Directors at or before the time of such breach to engage in an agreement, plan or transaction to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, First National Bankshares or any First National Bankshares Subsidiary (including, without limitation, a bona fide tender offer or exchange offer to purchase First National Bankshares common stock) other than with Fifth Third or a Fifth Third Subsidiary.

and, within twelve months of any termination described in (c)(i), (ii) or (iii) above, First National Bankshares consummates, or enters into a definitive agreement with respect to consummation of, an Acquisition Proposal (an “Alternative Transaction Event”),

then,

First National Bankshares shall within five Business Days after the occurrence of such Alternative Transaction Event, pay to Fifth Third the First National Bankshares Termination Fee by wire transfer of immediately available funds.

(d) The First National Bankshares Termination Fee, if payable, will be the sole and exclusive remedy of Fifth Third for all claims under this Agreement other than for amounts payable pursuant to Section 8.2(e). If First National Bankshares fails to pay all amounts due to Fifth Third on the dates specified, then First National Bankshares shall pay all costs and expenses (including legal fees and expenses) incurred by Fifth Third in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Fifth Third.

The parties acknowledge that the agreements contained in Sections 8.2(b) and 8.2(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(e) In the event this Agreement is terminated pursuant to Sections 8.1(d), (h) or (i) or, under circumstances that trigger payment of the First National Bankshares Termination Fee, Section 8.1(f), the non-terminating party shall immediately reimburse the terminating party for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $3,000,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, upon the approval of their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of First National Bankshares; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of First National Bankshares, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of First National Bankshares Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of First National Bankshares, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of First National Bankshares Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX. GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Standard. No representation or warranty of First National Bankshares contained in Article IV or of Fifth Third contained in Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Fifth Third, or Article IV, in the case of First National Bankshares, has had or would be reasonably likely to have a Material Adverse Effect with respect to Fifth Third or First National Bankshares, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2(a), Section 3.2(d), Section 3.3(a) and Section 3.3(b)(i), in the case of Fifth Third, and Section 4.2(a), Section 4.2(d), Section 4.3(a) and Section 4.3(b)(i), in the case of First National Bankshares, shall be deemed untrue and incorrect if not true and correct in all material respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 6.9 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the SEC filing fee relating to the Form S-4 shall be paid by Fifth Third and the costs and expenses of printing and mailing the Proxy Statement/Prospectus shall be borne equally by First National Bankshares and Fifth Third.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to First National Bankshares, to:

First National Bankshares of Florida, Inc.

2150 Goodlette Road North

Naples, Florida 34102

Attention: Chairman and Chief Executive Officer

Telecopier: (239) 435-7658

with a copy to:

Robert C. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309-3592

Telecopier: (404) 685-7058

and

(b)    if to Fifth Third or Fifth Third Financial, to:

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: General Counsel

Telecopier: (513) 534-6757

9.6 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal or Florida law apply.

9.10 Publicity. No party to this Agreement will issue or allow its Affiliates to issue any press release or make any other public announcements concerning this Agreement except with the prior approval (not to be unreasonably withheld or delayed) of the other party; provided, however, any party may make any such disclosure, public statements or announcements that it deems to be necessary and appropriate, after consultation with legal counsel, to comply with the rules or regulations of any securities exchange in connection with this Agreement and the transactions contemplated hereby and may make any and all such statements such party deems to be appropriate in any and all filings, prospectuses and other similar documents. Such party shall use its reasonable best efforts to provide the other parties with a copy of any such statements before any publication of same with a reasonable opportunity to review such disclosure; provided that, if the content of such statements is substantially similar to the content of a statement or disclosure previously provided to the other parties that was not objected to or revised by such other party, such disclosing party shall have no obligation to provide the other parties with a copy of such statement or disclosure.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.9, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto, including employees, any rights or remedies hereunder.

IN WITNESS WHEREOF, First National Bankshares and Fifth Third have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIFTH THIRD BANCORP

By:	/s/ R. MARK GRAF
Name:	R. Mark Graf
Title:	Chief Financial Officer and Senior Vice President

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ R. MARK GRAF
Name:	R. Mark Graf
Title:	Chief Financial Officer and Senior Vice President

FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

By:	/s/ KEVIN C. HALE
Name:	Kevin C. Hale
Title:	President and Chief Operating Officer